Exhibit 10.15

SUNRUN INC.

BOARD SERVICES AGREEMENT

This BOARD SERVICES AGREEMENT (the “Agreement”) is made and entered into as of February 1, 2014 (the “Effective Date”), by and between Sunrun Inc., a Delaware corporation (the “Company”), and Gerald Risk (the “Director”). The Company and Director are referred to herein individually as “Party,” or collectively, as “Parties.” In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1. Duties. Director agrees to perform the duties of a director of the Company in accordance with applicable law and serve as a business advisor to the Company (collectively, the “Services”).

2. Consideration.

(a) Equity. As full and complete consideration for performing the Services, the Company shall (i) if you decide to join the Company’s Board of Directors, recommend at the first meeting of the Company’s Board of Directors following your election as a Director, that the Company grant you an option to purchase 120,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors (the “Option”). The shares subject to the Option shall vest twenty-five percent on July 31, 2014 and then in equal monthly amounts thereafter over the following thirty (30) months subject to your continuing service with the Company through each vesting date. Notwithstanding the foregoing, in the event that a successor or acquiring corporation in a change in control does not substitute, convert, exchange or replace the unvested portion of the Option with interests in the successor or acquiring corporation’s incentive compensation plan that are comparable in value to and that have substantially similar rights, preferences and privileges and restrictions of the unvested portion of the Option, the vesting of the unvested portion of the Option shall accelerate, and such shares shall become fully vested on the effective date of such change in control. In addition, if a change in control occurs the vesting of 50% (fifty-percent) of the remaining unvested portion of the Option, if any, shall accelerate immediately. If a change in control triggers accelerated vesting of the Option, the remainder of the unvested Option will continue to vest subject to the Director continuing to provide services as a Director over the term of the Option. The Option shall be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan and individual stock option agreement thereunder. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or service with the Company.

(b) Indemnification. The Company shall enter into an indemnification agreement with Director on the Company’s standard form of director indemnification agreement (the “Indemnification Agreement”).

(c) Expenses. The Company shall reimburse Director for all expenses actually and reasonably incurred by him or on his behalf in connection with performing services as a Director.

3. Independent Contractor. The Parties understand and agree that Director is an independent contractor and not an employee of the Company. Director has no authority to obligate the

Company by contract or otherwise. Director recognizes and agrees that no amount will be withheld or deducted from his compensation for payment of any federal, state, county, or local taxes (except as otherwise required by applicable law or regulation) and that Director has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. The Parties agree that Director will not be eligible for any employee benefits or unemployment benefits nor will the Company make deductions from Director’s compensation pursuant to any private or public benefit program.

4. Recognition of Company’s Rights; Nondisclosure. Director agrees that, at all times during the term of Director’s association with the Company and thereafter, Director will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except to the extent such disclosure, use or publication may be required in direct connection with Director’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company. The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company, including without limitation, information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of employees, consultants or other advisors of the Company. The term “Proprietary Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within Director’s possession prior to being furnished to Director by the Company, as shown by written records, (iii) becomes available to Director on a nonconfidential basis without breach of any confidentiality obligation to the Company, or (iv) was independently developed by Director or obtained from a third party, in each case, without breach of any confidentiality obligation to the Company and without reference to the information provided by the Company, as shown by written records.

Director may disclose any Proprietary Information that is required to be disclosed by law, government regulation or court order; provided, however, that if disclosure is required, Director will give the Company advance written notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

In addition, Director understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Director’s association and thereafter, Director will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Director’s performing requested Services for the Company.

5. Intellectual Property Rights. Director agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that result, either directly or indirectly, from Director’s advice, while, or as a direct result of, performing the Services for the Company under this Agreement or prior to the date of this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company. Director hereby assigns to the Company his entire right, title and interest in and to all such inventions. Director hereby designates the Company as his agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignments from Director to the Company.

6. No Conflicting Obligation. Director represents that Director’s performance of all of the terms of this Agreement does not and will not breach or conflict with any agreement with a third party. Director understands that Director is not to breach any obligation of confidentiality that Director has to present or former employers, and agrees to fulfill all such obligations during the term of this Agreement. Director hereby agrees not to enter into any agreement that conflicts with this Agreement. Director further agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Director, or any materials or documents obtained by Director from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Director has authorization from such present or former employer or third party for the possession and unrestricted use of such materials.

Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Director agrees that he will not directly or indirectly (i) during the term of his service on the Board of Directors of the Company, participate in the formation of any business or commercial entity relating to the Company’s actual and planned business or (ii) during the term of his service on the Board of Directors of the Company and a period of six (6) months thereafter, solicit or hire away any employee, consultant, or advisor of the Company.

7. Term and Termination. This Agreement shall terminate on the date Director resigns or is removed from the Board of Directors of the Company, with or without cause. Upon termination of this Agreement, Director will promptly deliver to the Company all documents and other materials of any nature furnished by the Company to Director or produced by Director in connection with the Services rendered hereunder, together with all copies of any of the foregoing pertaining to the Services or pertaining to any Proprietary Information. Director shall continue to be bound by the terms of Section 4 and 5 of this Agreement for a period of one year after the termination of this Agreement.

8. General. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Director’s Services, Director may not assign or delegate Director’s obligations under this Agreement either in whole or in part. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business. Because Director’s Services are personal and unique and because Director may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. Director further acknowledges that the Company would have no adequate remedy at law to enforce Sections 4, 5, 6 and 7 hereof. In the event of a violation by Director of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

9. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service or electronic mail, or (iii) 5 days after sending when sent by regular mail to the address as may have been designated by the Company or Director by notice to the other given as provided herein.

10. Use of Director’s Name. To facilitate successful marketing, financing and development of the Company, Director agrees to allow the Company to use Director’s name and biographical information in connection with its marketing, financial and strategic ventures.

11. Entire Agreement. This Agreement, together with the Option Agreement and the Indemnification Agreement to be entered into by the parties, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto. Director acknowledges that Director does not have and shall not have any additional eights to acquire shares of capital stock of the Company or any options, warrants or other rights to acquire shares of capital stock of the Company unless such rights are approved in writing by the Board of Directors of the Company.

12. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

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IN WITNESS WHEREOF, the undersigned have executed this BOARD SERVICES AGREEMENT as of the date set forth in the first paragraph hereof,

COMPANY:	DIRECTOR:

SUNRUN INC.

/s/ Lynn Jurich	/s/ Gerald Risk
Lynn Jurich	Gerald Risk
Co-CEO